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                                                                   EXHIBIT 10.35




                                 COHERENT, INC.

                         MANAGEMENT TRANSITION AGREEMENT


     THIS AGREEMENT is effective as of June 30, 1996 (the "Effective Date"), by and between Coherent, Inc. ("Coherent") and Henry E. Gauthier ("Gauthier").

                                    RECITALS

     A. Gauthier is employed by Coherent and is a member of the board of directors of Coherent.

     B. Effective June 30, 1997, Gauthier desires to voluntarily terminate his employment with Coherent.

     C.  Gauthier will remain a member of the board of directors of Coherent.

     D. Coherent desires to retain Gauthier's services as an employee for the period commencing June 30, 1996 and ending June 30, 1997 (the "Employment Term"), and as a consultant for the period commencing with the day immediately following the Employment Term and ending two (2) years thereafter (the "Consulting Term"), and to set forth the terms upon which it will pay for Gauthier's health benefits during his lifetime, upon the terms set forth herein.

     E. Gauthier is willing to provide services as an employee and as a consultant pursuant to this Agreement.

     F. Gauthier is willing to agree not to compete with Coherent during the Employment Term and Consultant Term.

     NOW THEREFORE, the parties agree as follows:

     1. TERM. The term of this Agreement shall commence on the Effective Date and shall continue until all the payments due and all other obligations of the parties hereunder have been made or satisfied; provided, however, that notwithstanding any other provision of this Agreement, Gauthier's and Coherent's representations, obligations, covenants and duties under the Employee Agreement by and between Gauthier and Coherent dated January 23, 1973, shall survive any termination of this Agreement.

     2.   DUTIES OF GAUTHIER.

          (a) EMPLOYMENT TERM. Except as provided otherwise herein, during the Employment Term Gauthier agrees to continue to serve as an employee of Coherent and as a member of the board of directors of Coherent, subject to his re-election as a director by Coherent's shareholders. During the Employment Term, Gauthier's compensation and other benefits shall be as provided in Section 3(a).

          (b) CONSULTING TERM. Except as otherwise provided herein, during the Consulting Term, Gauthier agrees to perform services as a consultant to Coherent as is reasonably requested


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by Coherent, and to continue to serve as a member of the board of directors of
Coherent subject to his re-election as a director by Coherent's shareholders. Gauthier and Coherent both agree and acknowledge that there shall be no minimum fees or hours during the Consulting Term and that all scheduling and payments of fees will be made through the offices of Coherent's Chief Financial Officer. Nothing in this Agreement shall in any way be construed to constitute Gauthier as an agent, employee or representative of Coherent during the Consulting Term, and Gauthier shall perform all services hereunder during the Consulting Term as an independent contractor. Gauthier acknowledges and agrees that Gauthier is obligated to report as income all compensation received by Gauthier pursuant to this Agreement during the Consulting Term, and Gauthier agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon. Gauthier further agrees to indemnify Coherent and hold it harmless to the extent of any obligation imposed on Coherent during the Consulting Term to pay in withholding taxes or similar items. During the Consulting Term, Gauthier's compensation and other benefits shall be as provided in Section 3(b).

     3.   COMPENSATION.

          (a)  EMPLOYMENT TERM.

               (i) CASH COMPENSATION. Through the Employment Term, Gauthier shall be paid his current base salary in accordance with Coherent's standard payroll practices. Gauthier shall also receive, promptly following the termination of the Employment Term, full payment for all accrued wages, including, but not limited to, unused vacation days to which he is entitled pursuant to Coherent policy. Gauthier shall not be entitled to any directors' fees during the Employment Term.

               (ii) BENEFITS. Through the Employment Term, Gauthier shall be eligible to participate in the employee benefit plans and executive compensation programs maintained by Coherent applicable to other key executives of Coherent, including (without limitation) retirement plans, savings or profit sharing plans, stock option, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, subject, in each case, to the generally applicable terms and conditions of the applicable plan or program in question and to the determination of any committee administering such plan or program; provided, however, that Gauthier's participation in any Coherent incentive or bonus plan shall terminate after payment of any amount earned through the third quarter of Coherent's 1996 fiscal year. Coherent will make cc:mail and voice mail available to Gauthier for such period of time as is mutually agreed upon by Gauthier and Coherent's Chief Financial Officer.

               (iii) COMPANY CAR. During the Employment Term, Gauthier shall have the continued use of the 1996 BMW 750i provided to Gauthier by Coherent (the "Company Car"). Gauthier authorizes Coherent to make monthly payroll deductions equal to $250 during the Employment Term in connection with Gauthier's use of the Company Car. On July 1, 1997 Gauthier shall be obligated to purchase from Coherent, and Coherent shall be obligated to sell to Gauthier, the Company car for $46,005.54.

          (b) CONSULTING TERM. Through the Consulting Term, Gauthier shall be paid for his consulting services at a rate of $175.00 per hour, payable (to the extent earned) no less frequently than twice per month. Notwithstanding the foregoing, Gauthier shall be paid a $1,000 retainer for his consulting services on the first and second anniversary of the Effective Date of this Agreement. In addition, Gauthier shall be entitled to such directors' fees for his services as a director as are customarily paid by Coherent to its directors from time-to-time.

          (c) BENEFITS. For the rest of his life, at Coherent's cost and expense, Gauthier shall receive Coherent's Tier II Executive Group Medical, Dental and Life Insurance (the "Coverage") under the following conditions:


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               (i)  Any cash contribution required from Coherent officers for similar coverage will be invoiced by Coherent by December 31 of each year, and must be paid by Gauthier no later than January 30 of the following year. Failure to make such payment on time or within a thirty (30) day notice period will be grounds for termination of the Coverage.

               (ii) The Coverage shall immediately terminate on December 31st of the year of Gauthier's death.

               (iii) If Gauthier accepts medical, dental and life insurance coverage by another entity, the Coverage shall become secondary to that offered by the new entity.

               (iv) If Gauthier violates any provision of Section 5 during the Employment Term, the Coverage shall immediately terminate.

               (v) If Coherent changes or reduces the medical, dental or life insurance coverage offered to its officers generally, such changes or reductions shall be applicable to the Coverage provided Gauthier.

               (vi) Notwithstanding any provision in the Coverage to the contrary, the Life Insurance to be provided hereunder shall not be less than that currently provided Gauthier, as an officer/employee of Coherent.

               (vii) If for any reason Coherent is unable to maintain the the Coverage for Gauthier through its regular insurers, Coherent shall provide equivalent benefits through other qualified insurers acceptable to Gauthier.

          (d) STOCK OPTIONS. Gauthier's options to purchase Coherent stock shall be governed by the provisions of the applicable option agreements by and between Gauthier and Coherent, and the vesting, post-termination exercisability, and other provisions of such options shall not be affected by this Agreement.
If Gauthier violates any provision of Section 5 during the Consulting Term, the consulting portion of this Agreement shall terminate, in which case Gauthier shall have thirty (30) days in which to exercise any vested stock options.

          (e) COMPANY EQUIPMENT. Coherent acknowledges that Gauthier is in possession of certain Coherent equipment consisting of a 280 Duo Power Mac with accessories and a Motorola Microtech cellular telephone. Coherent acknowledges that such equipment was given to Gauthier on June 30, 1996.

          (f) IMPUTED INCOME. GAUTHIER ACKNOWLEDGES AND AGREES THAT HE SHALL BE SOLELY RESPONSIBLE FOR ALL TAXES ASSOCIATED WITH ANY INCOME IMPUTED TO GAUTHIER AS A RESULT OF BENEFITS PROVIDED UNDER THIS AGREEMENT.

     4.   TERMINATION.

          (a)  TERMINATION BY GAUTHIER.

               (i) Gauthier may voluntarily terminate this Agreement upon ninety (90) days written notice to Coherent. Upon the effectiveness of such termination, Gauthier shall immediately cease to accrue any benefits hereunder.

               (ii) Upon Gauthier's death during the term of this Agreement, Gauthier shall immediately cease to accrue any benefits hereunder, except that the Coverage shall continue to


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the end of the year of Gauthier's death.  In such event, any compensation already accrued by Gauthier shall be paid to Gauthier's estate in accordance with his testamentary disposition or the laws of descent and distribution.

          (b)  TERMINATION BY COHERENT.

               (i) Coherent may terminate this Agreement in the event Gauthier violates the provisions of Section 5 hereof during the Employment Term. A violation of Section 5 during the Consulting Term shall not be sufficient cause for Coherent to terminate this Agreement, but would be sufficient to permit Coherent to terminate the consulting portion hereof (in which case Gauthier would have 30 days from the date of such termination to exercise any vested stock options; any unvested stock options shall expire).

               (ii) This Agreement shall not be terminated without reasonable notice to Gauthier setting forth the facts on which the claimed violation of
Section 5 is based, and providing an opportunity for Gauthier, together with his counsel, if any, to be heard before the board of directors of Coherent.

     5.  COVENANT NOT TO COMPETE OR SOLICIT.

          (a) COVENANT NOT TO COMPETE. Until expiration of the Consulting Term, Gauthier will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a "Restricted Business" in a "Restricted Territory" as such terms are defined below. It is agreed, however, that ownership of no more than 2% of the outstanding voting stock of a publicly traded corporation shall not constitute a violation of this provision.

          (b) COVENANT NOT TO SOLICIT. Until expiration of the Consulting Term, Gauthier will not directly or indirectly:

               (i) solicit, encourage or take any action which is intended to induce any other employee, independent contractor, customer or supplier of Coherent or any affiliated corporation to terminate his or its relationship with Coherent or any affiliated corporation, or

               (ii) interfere in any manner with the contractual or employment relationship between Coherent or any affiliated corporation and any such employee, independent contractor, customer or supplier of Coherent or any affiliated corporation.

          (c) REPRESENTATIONS. The parties intend that the covenants contained in Sections 5(a) and (b) shall be construed as a series of separate covenants, one for each county, city, state, territory, jurisdiction, country or analogous entity of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical. Gauthier represents that he is familiar with the covenants not to compete and not to solicit contained herein, and is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

          (d) DEFINITIONS. As used in this Section 5, the terms listed below shall have the following meanings:

               (i) "Restricted Business" means any business that manufactures or sells laser or optical components for lasers which would compete against Coherent's current or planned products, or any business that manufactures or sells medical devices whose primary use is a competitive alternative to lasers. Prior to engaging in any activities which might be deemed a


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"Restricted Business", Gauthier may seek approval from Coherent.  Whether or not such approval is sought, Coherent shall be reasonable in determining whether or not such activity constitutes a Restricted Business.

               (ii) "Restricted Territory" means any county, city, state, territory, jurisdiction, country or analogous entity in which Coherent currently conducts its business or may in the future conduct its business.

     6.  RELEASE OF CLAIMS.

          (a) GENERAL. As a condition of entering into this Agreement, Gauthier agrees that the consideration that he receives hereunder constitutes settlement in full of all outstanding obligations owed to Gauthier by Coherent. Gauthier, on behalf of himself and his heirs, executors, family members and assigns, hereby fully and forever releases Coherent and its officers, directors, employees, investors, shareholders, administrators, predecessor corporations, successor and assigns, of and from any claim, duty, obligation or cause of action relating to any matters of any kind whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement.

     Gauthier agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released and shall survive the termination of this Agreement, but does not extend to any obligations incurred under this Agreement.

          (b) CIVIL CODE SECTION 1542. Gauthier acknowledges that he has had the opportunity to discuss this Agreement with his legal counsel and is familiar with the provisions or California Civil Code Section 1542, which provides as follows:

          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     Gauthier, being aware of said Code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

            (c) AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967. Gauthier understands and agrees that he: (i) Has had a full twenty-one (21) days within which to consider this Agreement before executing it; (ii) Has carefully read and fully understands all of these provisions of this Agreement; (iii) Is, through this Agreement, releasing Coherent from any and all claims he may have against Coherent; (iv) Knowingly and voluntarily agrees to all of the terms set forth in this Agreement; (v) Knowingly and voluntarily intends to be legally bound by the same; (vi) Has a full seven (7) days following the execution of this Agreement to revoke this Agreement and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired; and (vii) Understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. Section 621, ET SEQ.) that may arise after the date this Agreement is executed are not waived.

     7.   ARBITRATION.

          (a) Gauthier agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach or termination thereof, shall be finally settled by binding arbitration t be held in San Francisco


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County, California under the Commercial Arbitration Rules, supplemented by the
Supplemental Procedures for Large Complex Disputes, of the American Arbitration Association as then in effect (the "Rules"). The arbitrator(s) may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator(s) shall be final, conclusive and binding on the parties to the arbitration, and judgment may be entered on the decision of the arbitrator(s) in any court having jurisdiction.

          (b) The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law, and the arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law.

          (c) The parties shall each pay one-half of the costs and expenses of such arbitration, and each party shall pay its own counsel fees and expenses.

          (d) GAUTHIER HAS READ AND UNDERSTANDS THIS SECTION 7, WHICH DISCUSSES ARBITRATION. GAUTHIER UNDERSTANDS THAT BY SIGNING THIS AGREEMENT GAUTHIER AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF GAUTHIER'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO GAUTHIER'S RELATIONSHIP WITH COHERENT.

     8.   GENERAL PROVISIONS.

          (a) ENTIRE AGREEMENT. This Agreement and any written Coherent plan or written agreement between Gauthier and Coherent that are referenced herein, represent the entire agreement and understanding between the parties as to the subject matter hereof, and supersede all prior or contemporaneous agreements, whether written or oral. No waiver, alternation, or modification, if any, of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

          (b) SEVERABILITY. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

          (c) SUCCESSORS. Any successor to Coherent (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of Coherent's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as Coherent would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Coherent" shall include any successor to Coherent's business and/or assets that agrees to assume Coherent's obligations hereunder or which becomes bound by the terms of this Agreement by operation of law. The terms of this Agreement and all rights of Gauthier hereunder shall inure to the benefit of, and be enforceable by, Gauthier's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

          (d) CONFLICTING OBLIGATIONS. Gauthier represents that he has not entered into, and will not enter into, any oral or written agreement in conflict herewith.

          (e) COUNTERPARTS. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.


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          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.


COHERENT, INC.                               HENRY E. GAUTHIER


By:
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Title:                              Date:
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Date:
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